Exhibit 4.5
ARRANGEMENT AGREEMENT
THIS AGREEMENT made as of the 11th day of May, 2015.
BETWEEN:
ALMADEN MINERALS LTD., a company incorporated under the laws of the Province of British Columbia,
("Almaden")
AND:
ALMADEX MINERALS LIMITED., a company incorporated under the laws of the Province of British Columbia,
("Spinco")
WHEREAS Almaden and Spinco wish to effect a statutory plan of arrangement under section 288 of the Business Corporations Act (British Columbia) on the terms and conditions set out in this Agreement and the Plan of Arrangement annexed hereto as Exhibit A.
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties to the other, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION
1.1     Definitions
In this Agreement the following terms have the following meanings, respectively:
"Agreement" means this arrangement agreement entered into between the Parties as first referenced above, including Exhibit A hereto and all amendments made hereto;
"Almaden Common Shares" means the common shares in the authorized share structure of Almaden; "Almaden Securityholders" means Almaden Shareholders and the holders of Almaden Stock Options; "Almaden Shareholders" means the holders of Almaden Common Shares;
"Almaden Stock Option" means an option to acquire Almaden Common Shares granted pursuant to Almaden Stock Option Plan;
"Almaden Stock Option Plan" means the Almaden stock option plan approved by Almaden Shareholders on June 28, 2011;
"Almaden Warrants" means common share purchase warrants of Almaden exercisable to acquire Almaden Common Shares;
"Arrangement Resolution" means the special resolution of Almaden Shareholders authorizing and approving the Plan of Arrangement;
"Authority" means any: (i) multinational, federal, provincial, state, municipal, local or foreign governmental or public department, court, or commission, domestic or foreign; (ii) subdivision or authority of any of the foregoing; or (iii) quasi-govemmental or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above;
"Business Day" means a day which is not a Saturday, Sunday or a day when commercial banks are not open for business in Vancouver, British Columbia;

"Circular" means the information circular, together with all appendices, distributed by Almaden in connection with the Meeting;
"Closing" means the completion of the transactions contemplated by this Agreement;
"Court" means the Supreme Court of British Columbia;
"Dissent Rights" has the meaning attributed to that term in Section 3.1 in the Plan of Arrangement;
"Effective Date" means the second Business Day after the date upon which the Parties have confirmed in writing (such confirmation not to be unreasonably withheld or delayed) that all conditions to the completion of the Plan of Arrangement have been satisfied or waived in accordance with Article 4 of the Arrangement Agreement and all documents and instruments required under the Arrangement Agreement, the Plan of Arrangement and the Final Order have been delivered;
"Effective Time" means 12:01 a.m. on the Effective Date;
"Encumbrance" means a mortgage, charge, pledge, lien, hypothec, security interest, encumbrance, adverse claim or a right of third parties to acquire or restrict the use of property;
"Final Order" means the order made after application to the Court pursuant to section 291 of the Business Corporations Act (British Columbia) approving the Plan of Arrangement as such order may be amended by the Court (with the consent of the Parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (with the consent of the Parties, acting reasonably) on appeal, which order shall include a statement to the following effect: "The terms and conditions of the Plan of Arrangement are procedurally and substantially fair to Almaden Shareholders and are hereby approved by the Court. This Order will serve as a basis of a claim to an exemption pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act regarding the issuance of securities under the Plan of Arrangement";
"Interim Order" means the order made after application to the Court pursuant to section 291 of the Business Corporations Act (British Columbia), providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of the Parties, acting reasonably);
"Meeting" means the annual general and special meeting of Almaden Shareholders scheduled to be held on June 18, 2015 and any adjoumment(s) or postponement(s) thereof, to be called to consider, and if deemed advisable, approve the Almaden Resolution;
"Parties" means, together, Almaden and Spinco and "Party" means any one of them;
"Plan of Arrangement" means the plan of arrangement set out as Exhibit A hereto as the same may be amended from time to time in accordance with the terms thereof and hereof;
"Representative" means any director, officer, employee, agent, advisor or consultant of either Party;
"Securities Act" means the Securities Act (British Columbia) together with all rules and regulations promulgated thereunder or with respect thereto;
"Securities Legislation" means the Securities Act and the equivalent law in the other applicable provinces and territories of Canada, and the published policies, instruments, rules, judgments, orders and decisions of any Authority administering those statutes, as well as the rules, regulations, by-laws and policies of the Toronto Stock Exchange and the TSX Venture Exchange, as applicable;
"Spinco Common Shares" means the common shares in the authorized share structure of Spinco; and

"Transferred Assets" means the assets to be transferred to Spinco prior to the completion of the Plan of Arrangement, which assets include: (a) a 2% net smelter returns royalty in respect of production from the Mor project, the Cabin Lake project, the Caribou Creek project, the Goz Creek project, the Meister River project, the Tim project, the Ram project and the Prospector Mountain project, which are located in the Yukon; (b) a 2% net smelter returns royalty in respect of production from the Erika project, the La Bufa project, the El Pulpo project, the San Pedro Fraccion 1 project, the San Pedro Fraccion 2 project, the Yago/Gallo de Oro project, the Mezquites project, the Llano Grande project, the San Pedro project and the Ixtaca/Tuligtic project located in Mexico; (c) a 2% net smelters return royalty in respect of production from the Prospect Valley project, the Elk project and the Dill project located in British Columbia; (d) a 2% net smelter returns royalty in respect of production from the BP project and the Blackjack Springs project located in Nevada; (e) a 1.5% net smelter returns royalty in respect of production from the Caballo Blanco project located in Mexico; (f) Almaden's interest in the Tropico project joint venture; (g) Almaden's interests in its wholly-owned Canadian subsidiaries, Pangeon Holdings Ltd., Ixtaca Precious Metals Inc. and Republic Resources Inc.; (h) Almaden's interests in its wholly-owned American subsidiary, Almaden America Inc.; (i) Almaden's interests in its Mexican subsidiaries, Compania Minera Zapata, S.A. de C.V., Almaden de Mexico, S.A. de C.V. and Minera Gavilan, S.A. de C.V.; (j) Almaden's interests in ATW Resources Inc., and Almaden's interests in the ATW project joint venture; (k) Almaden's gold inventory and certain marketable securities, including Almaden's interest in Gold Mountain Mining Corp.; (1) Canadian mineral tenures in respect of the Ponderosa project, the Nicoamen River project, the Merit project, the Munro Lake project, the Skoonka Creek project and the Logan project; (m) reclamation deposits related to the Ponderosa project, the Nicoamen project, the Merit project and the Willow project; and (n) an initial investment of working capital in an amount to be agreed to by Almaden and Spinco, acting reasonably.

1.2    Exhibits
Exhibit A - Plan of Arrangement is attached to this Agreement and forms part hereof.
1.3    Construction
In this Agreement, unless otherwise expressly stated or the context otherwise requires:
(a)	referencesto "herein", "hereby", "hereunder", "hereof' and similar expressions are referencesto this Agreement and not to any particular Article, Section, Subsection or Exhibit;

(b)	referencesto an "Article", "Section", "Subsection" or "Exhibit" are references to an Article, Section, Subsection or Exhibit of or to this Agreement;

(c)	words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders, and references to a "person" or "persons" shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;
(e)
the word "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

(f)
reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
2.1    Mutual Representations and Warranties of Spinco and Almaden

Each of Spincoand Almaden represents and warrants to the other as follows and acknowledges that the other Party is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	the execution and delivery of this Agreement by it and the completion by it of the transactions contemplated herein and in the Plan of Arrangement do not and will not:
(i)	result in the breach of, or violate any term or provision of, its articles or notice of articles;
(ii)	conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence or permit to which it is a party or by which it is bound and which is material to it, or to which any material property of such Party is subject, or result in the creation of any Encumbrance upon any of its material assets under any such agreement, instrument, licence or permit or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence or permit; or
(iii)	violate any provision of law or administrative regulation or any judicial or administrative award, judgment, order or decree applicable and known to it, the breach of which would have a material adverse effect on it;
(b)	there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting it, at law or in equity, before or by any Authority nor are there any existing facts or conditions which may reasonably be expected to form a proper basis for any actions, suits, proceedings or investigations, which, in any case, would prevent or hinder the consummation of the transactions contemplated by this Agreement;
(c)	no dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced or is pending or proposed in respect of it; and
(d)	the execution and delivery of this Agreement, and the completion of the transactions contemplated herein and in the Plan of Arrangement have been duly approved by its board of directors and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law.

2.2    Representations and Warranties of Spinco
Spinco represents and warrants to and in favour of Almaden as follows, and acknowledges that Almaden is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:
(a)
Spinco is a corporation duly incorporated and validly existing underthe laws of the Province of British Columbia, is duly qualified to carry on its business in each jurisdiction where its business is currently conducted and is presently proposed to be conducted, or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business and to enter into and perform its obligations under this Agreement;

(b)
Spinco is authorized to issue an unlimited number of Spinco Common Shares of which 100 Spinco Common Shares are issued and outstanding as of the date of this Agreement, as fully-paid and non-assessable; and

(c)
at the date hereof, no person holds any securities convertible into Spinco Common Shares or any other securities of Spinco or has any agreement, warrant, option or any other right capable of becoming an agreement, warrant or option for the purchase or other acquisition of any unissued Spinco Common Shares

 .
2.3    Representations and Warranties of Almaden
Almaden represents and warrants to and in favour of Spinco as follows, and acknowledges that Spinco is relying on such representations and warranties in connection with the matters contemplated in this Agreement:
(a)
Almaden is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia, is duly qualified to carry on its business in each jurisdication where its business is currently conducted and is presently proposed to be conducted, or the ownership, leasing or operation of property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business and to enter into and perform its obligations under this Agreement;

(b)
Spinco is a corporation duly incorporated and validly existing underthe laws of the Province of British Columbia, is duly qualified to carry on its business in each jurisdiction where its business is currently conducted and is presently proposed to be conducted, or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business and to enter into and perform its obligations under this Agreement;

(c)
Spinco is a corporation duly incorporated and validly existing underthe laws of the Province of British Columbia, is duly qualified to carry on its business in each jurisdiction where its business is currently conducted and is presently proposed to be conducted, or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business and to enter into and perform its obligations under this Agreement;

2.4    Survival of Representations and Warranties
The representations and warranties of each of the Parties contained herein will survive the execution and delivery of this Agreement and will terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time.
ARTICLE 3
COVENANTS
3.1  Mutual Covenants of Spinco and Almaden
Each of Spinco and Almaden covenants with the other Party that it will:
(a)	use commercially reasonable efforts and do all things reasonably required of it to cause the Plan of Arrangement to become effective on or before August 31, 2015;
(b)	do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required, both prior to and after the Effective Date, to facilitate the carrying out of the intent and purposes of this Agreement;
(c)	use commercially reasonable efforts to cause each of the conditions precedent set forth in Article 4, which are within its control, to be satisfied on or prior to June 30, 2015; and
(d)	indemnify and save harmless the other Party from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which such Party or any of its Representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:
(i)	any misrepresentation or alleged misrepresentationin any information includedin the Circular that is provided by the other Party for the purpose of inclusion in the Circular; and

(ii)	indemnify and save harmless the other Party from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which such Party or any of its Representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

3.2  Covenants of Almaden
Almaden hereby covenants and agrees with Spinco that it will:
(a)	until the Effective Date, not perform any act or enter into any transaction which interferes or is inconsistent with the completion of the Plan of Arrangement;

(b)	apply to the Court for the Interim Order;
(c)	solicit proxies to be voted at the Meeting in favour of the Arrangement Resolution and prepare, as soon as practicable, the Circular and proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with, the Interim Order, and applicable law, and, subject to receipt of the Interim Order, convene the Meeting as ordered by the Interim Order and conduct the Meeting in accordance with the Interim Order and as otherwise required by law;

(d)
in a timely and expeditious manner, filethe Circular in all jurisdictions where the same is required to be filed by it and mail the same to the holders of Almaden Shares in accordance with the Interim Order and applicable law;

(e)
ensure that the information set forth in the Circular relating to Almaden and its subsidiaries, and their respective businesses and properties and the effect of the Plan of Arrangement thereon will be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

(f)	without limiting the generality of any of the foregoing covenants, until the Effective Date, except as required to effect the Plan of Arrangement or with the consent of Spinco, will not:

(i)	issue any additional Almaden Common Shares or other securities of Almaden except pursuant to the exercise of Almaden Stock Options or Almaden Warrants outstanding prior to the date hereof or in connection with the Plan of Arrangement or transactions required in order to effect the Plan of Arrangement;
(ii)	issue or enter into any agreement or agreements to issue or grant options, warrants or rights to purchase any Almaden Common Shares or other securities of Almaden;
(iii)	alter or amend its constating documents as the same exist at the date of this Agreement except as specifically provided for hereunder;
(g)
prior to the Effective Date, make application to the applicable regulatory authorities for such orders under applicable securities and/or corporate laws as may be necessary or desirable in connection with the Plan of Arrangement; and

(h)
perform the obligations required to be performed by it under the Plan of Arrangement and do all such other acts and things as may be necessary or desirable and are within its power and control in order to carry out and give effect to the Plan of Arrangement, including using commercially reasonable efforts to obtain:

(i)	the approval of Almaden Shareholders required for the implementation of the Plan of Arrangement;
(ii)	the consent to the Plan of Arrangement of the holders of Almaden Stock Options;
(iii)	the Interim Order and, subject to the obtaining of all required consents, orders, rulings and approvals (including required approval of Almaden Shareholders), the Final Order;
(iv)	such other consents, orders, rulings or approvals and assurances as are necessary or desirable for the implementation of the Plan of Arrangement, including those referred to in Article 4; and

(v)	satisfaction of the conditions precedent referred to in Article 4.

3.3 Covenants of Spinco
Spinco hereby covenants and agrees with Almaden that it will:
(a)	until the Effective Date, not perform any act or enter into any transaction whichinterferes or is inconsistent with the completion of the Plan of Arrangement;
(b)	cooperate with and support Almaden in its application for the Interim Order and preparation of the Circular;
(c)	without limiting the generality of any of the foregoing covenants, until theEffective
Date, except as required to effect the Plan of Arrangement or with the consent of Almaden, not:
(i)	issue any additional Spinco Common Shares or other securities of Spinco other than in connection with the Plan of Arrangement or transactions required in order to effect the Plan of Arrangement;
(ii)	issue or enter into any agreement or agreements to issue or grant options, warrants or rights to purchase any Spinco Common Shares or other securities of Spinco; and
(iii)	alter or amend its constating documents as the same exist at the date of this Agreement except as specifically provided for hereunder; and
(d)	perform the obligations required to be performed by it under the Plan of Arrangement and do all such other acts and things as may be necessary or desirable and are within its power and control in order to carry out and give effect to the Plan of Arrangement, including using commercially reasonable efforts to obtain:
(i)	such consents, orders, rulings or approvals and assurances as are necessary or desirable for the implementation of the Plan of Arrangement, including those referred to in Article 4, and
(ii)	satisfaction of the conditions precedent referred to in Article 4.
3.4 Interim Order
As soon as practicable after the date hereof, Almaden shall apply to the Court for the Interim Order providing for, among other things, the calling and holding of the Meeting.
3.5 Final Order
If the Interim Order and all securityholder approvals required in respect of the Plan of Arrangement are obtained, Almaden shall promptly thereafter take the necessary steps to submit the Plan of Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct, and as soon as practicable following receipt of the Final Order, and subject to the satisfaction or waiver of the other conditions provided for in Article 4 hereof, Almaden and Spinco shall complete the Plan of Arrangement on the Effective Date pursuant to the Final Order.

ARTICLE 4
CONDITIONS
4.1 Mutual Conditions Precedent
The respective obligations of the Parties to complete the transactions contemplated by this Agreement and otherwise to give effect to the Plan of Arrangement shall be subject to the satisfaction of the following conditions:

(a)	the Interim Order shall not have been set aside or modified in a manner unacceptable to any of the Parties, acting reasonably, on appeal or otherwise;
(b)	the Arrangement Resolution shall have been approved by the required number of votes cast by Almaden Shareholders at the Meeting;
(c)	the Court shall have determined that the terms and conditions of the exchange of Almaden Common Shares for Spinco Common Shares in the Plan of Arrangement are procedurally and substantively fair to Almaden Shareholders, and the Final Order shall have been obtained in form and substance satisfactory to all Parties, each acting reasonably, not later than August 31, 2015 or such later date as the Parties may agree;
(d)	the consent to the Plan of Arrangement of the holders of Almaden Stock Options shall have been obtained in form and substance satisfactory to the Parties;
(e)	the transfer of the Transferred Assets from Almaden to Spinco shall have been completed to the satisfaction of the Parties, acting reasonably;
(f)	the TSX Venture Exchange shall have given conditional acceptance to the listing thereon of the Spinco Common Shares to be distributed pursuant to the Plan of Arrangement, subject to compliance with the usual requirements of the TSX Venture Exchange;
(g)	all material consents, orders, rulings, approvals and assurances, including regulatory and judicial approvals and orders, required for the completion of the transactions provided for in this Agreement and the Plan of Arrangement shall have been obtained or received from the Authorities, including applicable orders, rulings, no action letters and registrations pursuant to the Securities Act and the comparable securities legislation of the other applicable provinces and territories of Canada to permit the Spinco Common Shares to be distributed pursuant to the Plan of Arrangement;
(h)	no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of, or damages on account of, or relating to, the Plan of Arrangement and there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and no cease trading or similar order with respect to any securities of any of the Parties shall have been issued and remain outstanding;
(i)	none of the consents, orders, rulings, approvals or assurances required for the implementation of the Plan of Arrangement shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the Parties, acting reasonably;
(j)	no law, regulation or policy shall have been proposed, enacted, promulgated or applied which interferes or is inconsistent with the completion of the Plan of Arrangement, including any material change to the income tax laws of Canada, which would have a material adverse effect upon Almaden Securityholders if the Plan of Arrangement is completed;

(k)	this Agreement shall not have been terminated under Article 5; and
(1)	no more than 5% of Almaden Shareholders, in the aggregate, shall have exercised their Dissent Rights.

4.2  Additional Conditions toObligations of Each Party
The obligation of each Party to complete the transactions contemplated by this Agreement is further subject to the condition, which may be waived by such Party without prejudice to its right to rely on any other condition in its favour, that the covenants of the other Party to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by it and that the representations and warranties of the other Party shall be true and correct in all material respects as at the Effective Date (except for representations and warrants made as of the specified date, the accuracy of which shall be determined as at that specified date), with the same effect as if such representations and warranties had been made at, and as of, such time and each such Party shall receive a certificate, dated the Effective Date, of a senior officer of each other Party confirming the same.
4.3  Merger of Conditions
The conditions set out in Article 4 shall be conclusively deemed to have been satisfied, waived or released on the Arrangement becoming effective.

ARTICLE 5
AMENDMENT AND TERMINATION
5.1  Amendment and Waiver
This Agreement may, at any time and from time to time before and after the holding of the Meeting, but not later than the Effective Date, be amended by the written agreement of the Parties without, subject to applicable law, further notice to or authorization on the part of their respective shareholders. Without limiting the generality of the foregoing, any such amendment may:
(a)	waive compliance with or modify any of the covenants contained herein or waive or modify performance of any of the obligations of the Parties or satisfaction of any of the conditions precedent set forth in Article 4 of this Agreement;
(b)	waive any inaccuracies or modify any representation contained herein or in any document to be delivered pursuant hereto;
(c)	change the time for performance of any of the obligations, covenants or other acts of the Parties; or
(d)	make such alterations in this Agreement as the Parties may consider necessary or desirable in connection with the Interim Order or otherwise.
5.2  Termination
This Agreement may, at any time prior to the Plan of Arrangement becoming effective under the provisions of the Business Corporations Act (British Columbia) and without approval of Almaden Securityholders, be terminated by the mutual agreement of the Parties.
ARTICLE 6
GENERAL
6.1  Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

6.2  Enurement
This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns from time to time.
6.3  Assignment
This Agreement may not be assigned by any Party without the prior written consent of each of the other Parties.
Notwithstanding anything to the contrary contained herein, each Party shall have the right, without being released, to transfer or assign this Agreement to any third party as security for any bona fide financing or as security for any guarantee granted by such transferor in respect of the obligations of its affiliates to such third party for any bona fide financing.
6.4  Governing Law
This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
Each Party agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the non-exclusive jurisdiction of those courts in that action or proceeding and agrees to be bound by any judgement of those courts.
6.5  Time of Essence
Time is of the essence in respect of this Agreement.
6.6  Entire Agreement
This Agreement, the Plan of Arrangement and the other agreements contemplated hereby and thereby constitute the entire agreement between the Parties pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter, except as specifically set forth or referred to in this Agreement or as otherwise set out in writing and delivered at Closing. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.
6.7  Further Assurances
Each of the Parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may reasonably be within its power to implement to their full extent the provisions of this Agreement.

6.8  Language
The Parties to this Agreement confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language. Les Parties reconnaissent leur volonte express que la presente Entente ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rediges en anglais.
IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.
ALMADEN MINERALS LTD.
Per: Name: Title:

ALMADEN MINERALS LIMITED
Per: Name: Title:

EXHIBIT A

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1 DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set forth below:
"5 Day VWAP" at any particular time in respect of a security means the volume weighted average price of the security on the principal exchange on which the security is traded for the five day period beginning at that time;
"Almaden" means Almaden Minerals Ltd., a company incorporated under the laws of the Province of British Columbia;
"Almaden Common Shares" means the Common shares in the authorized share structure of Almaden whose identifying name is changed to "Class A Common shares" pursuant to this Plan of Arrangement;
"Almaden Class B Common Shares" means the Class B Common shares in the authorized share structure of Almaden created pursuant to this Plan of Arrangement;
"Almaden Replacement Stock Option" means an option to acquire an Almaden Class B Common Share granted by Almaden to a holder of an Almaden Stock Option pursuant to an Option Exchange, with the exercise price of each such Almaden Replacement Stock Option determined in accordance with this Plan of Arrangement and the other terms and conditions of each such Almaden Replacement Stock Option determined in accordance with the Almaden Stock Option Plan and any agreements thereunder including, where necessary, appropriate adjustments to any performance-based or other vesting conditions, as such plan and agreements may be amended by the board of directors of Almaden or a committee thereof;
"Almaden Replacement Warrant" means a warrant to acquire an Almaden Class B Common Share to be issued by Alamden to a holder of an Almaden Warrant pursuant a Warrant Exchange, with the exercise price of each such Almaden Replacement Warrant determined in accordance with this Plan of Arrangement and the other terms and conditions of the Almaden Replacement Warrant being those of the Almaden Warrant, mutatis mutandis, subject to such reasonable adjustment as may be necessary in the circumstances and are approved by the Board of Directors of Almaden;
"Almaden Resolution" means the special resolution of Almaden Shareholders approving the Plan of Arrangement;
"Almaden Shareholder" means, at a particular time, a holder of one or more Almaden Common Shares;
"Almaden Stock Option" means an option granted pursuant to the Almaden Stock Option Plan exercisable to acquire an Almaden Common Share;
"Almaden Stock Option Plan" means the Almaden stock option plan approved by Almaden Shareholders on June 28, 2011;
"Almaden Warrant" means a common share purchase warrant of Almaden exercisable to acquire an Almaden Common Share;

"Arrangement Agreement" means the agreement dated May 11, 2015 between Almaden and Spinco to which this Plan of Arrangement is attached as Exhibit A, as it may be supplemented or amended from time to time;
"Business Day" means a day which is not a Saturday, Sunday, or a day when commercial banks are not open for business in Vancouver, British Columbia;
"Court" means the Supreme Court of British Columbia;
"Computershare" means Computershare Trust Company of Canada;
"Dissent Rights" has the meaning attributed to that term in Section 3.1 of this Plan of Arrangement;
"Dissent Share" has the meaning attributed to that term in Subsection 2.2(a) of this Plan of Arrangement;
"Dissenting Shareholder" means a registered Almaden Shareholder that has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Almaden Common Shares in respect of which Dissent Rights are validly exercised by such Almaden Shareholder;
"Effective Date" means the second Business Day after the date upon which the Parties have confirmed in writing (such confirmation not to be unreasonably withheld or delayed) that all conditions to the completion of the Plan of Arrangement have been satisfied or waived in accordance with Article 5 of the Arrangement Agreement and all documents and instruments required under the Arrangement Agreement, the Plan of Arrangement and the Final Order have been delivered;
"Effective Time" means 12:01 a.m. on the Effective Date;
"Eligible Dividend" has the meaning attributed to that tenn in subsection 89(1) of the Income Tax Act (Canada);
"Final Order" means the order made after application to the Court pursuant to section 291 of the Business Corporations Act (British Columbia) approving the Plan of Arrangement as such order may be amended by the Court (with the consent of the Parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (with the consent of the Parties, acting reasonably) on appeal, which order shall include a statement to the following effect: "The terms and conditions of the Plan of Arrangement are procedurally and substantially fair to Almaden Shareholders and are hereby approved by the Court. This Order will serve as a basis of a claim to an exemption pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act regarding the issuance of securities under the Plan of Arrangement";
"Fractional Share Amount" means, in respect of an Almaden Shareholder, the aggregate number of Spinco Common Shares that the Almaden Shareholder would be entitled to receive on the Share Exchange in the absence of the Round Down Provision, less the aggregate number of Spinco Common Shares that the Almaden Shareholder is entitled to receive on the Share Exchange having regard to the Round Down Provision;
"In the Money Amount" at a particular time with respect to an Almaden Stock Option, Almaden Replacement Stock Option, or Spinco Replacement Stock Option means the amount, if any, by which the fair market value of the relevant underlying security exceeds the exercise price of the relevant option at the particular time;

"Interim Order" means the order made after application to the Court pursuant to section 291 of the Business Corporations Act (British Columbia), providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of the Parties, acting reasonably);
"Meeting" means the annual general and special meeting of Almaden Shareholders scheduled to be held on June 18, 2015 and any adjoumment(s) or postponement(s) thereof, to be called to consider, and if deemed advisable, approve the Almaden Resolution;
"Option Exchange" has the meaning attributed to that term in Subsection 2.2(d) of this Plan of Arrangement;
"Parties" means Almaden and Spinco;
"Plan of Arrangement, "hereof', "herein", "hereunder" and similar expressions means this plan of arrangement, including the appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof and the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order;
"Round Down Provision" has the meaning attributed to that term in of Section 2.3 of this Plan of Arrangement;
"Share Exchange" has the meaning attributed to that term in Subsection 2.2(f) of this Plan of Arrangement;
"Spinco" means Almadex Minerals Limited, a company incorporated under the laws of the Province of British Columbia;
"Spinco Common Shares" means the common shares in the authorized share structure of Spinco;
"Spinco Replacement Stock Option" means an option to acquire .6 of a Spinco Common Share granted by Spinco to a holder of an Almaden Stock Option pursuant to an Option Exchange, with the exercise price of each such Spinco Replacement Stock Option determined in accordance with this Plan of Arrangement and the other terms and conditions of each such Spinco Replacement Stock Option determined in accordance with the Spinco Stock Option Plan and any agreements thereunder and including, where necessary, appropriate adjustments to any performance-based or other vesting conditions, as such plan or agreements may be amended by the board of directors of Spinco or a committee thereof;
"Spinco Replacement Warrant" means a warrant to acquire .6 of a Spinco Common Share issued by Spinco to a holder of an Almaden Warrant pursuant to a Warrant Exchange, with the exercise price of each such Spinco Replacement Warrant determined in accordance with this Plan of Arrangement and the other terms and conditions of the Spinco Replacement Warrant being those of the Almaden Warrant, mutatis mutandis, subject to such reasonable adjustment as may be necessary in the circumstances and are approved by the Board of Directors of Spinco;
"Spinco Stock Option Plan" means the Spinco stock option plan;
"Subdivision" has the meaning attributed to that term in Subsection 2.2(c) of this Plan of Arrangement; and
"Warrant Exchange" has the meaning attributed to that term in Subsection 2.2(e) of this Plan of Arrangement.
1.2 Number and Gender
In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3 Interpretation Not Affected by Headings, etc.
The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.
1.4  Date of Any Action
If any date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.5 Time
Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Vancouver, British Columbia unless otherwise stipulated herein.
1.6 Currency
All references to currency in this Plan of Arrangement are to Canadian dollars, being lawful money of the Canada.
1.7 Statutory References
Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2
THE ARRANGEMENT
2.1 Effectiveness
Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and be binding at and after the Effective Time on: (i) Spinco, (ii) Almaden, (iii) Almaden Shareholders, (iv) holders of Almaden Stock Options, and (v) holders of Almaden Warrants.
2.2 The Arrangement
Commencing at the Effective Time, the events and transactions set out in Subsections (a) to (g) inclusive will occur and be deemed to occur in the order set out below without any further act or formality, and with each event or transaction occurring and being deemed to occur immediately after the occurrence of the immediately preceding event or transaction:
(a)	Each Almaden Common Share in respect of which an Almaden Shareholder has exercised Dissent Rights and for which the Almaden Shareholder is ultimately entitled to be paid fair value (each a "Dissent Share") shall be deemed to have been repurchased by Almaden for cancellation in consideration for a debt-claim against Almaden to be paid the fair value of such Dissent Share in accordance with Article 3 of this Plan of Arrangement, net of any applicable withholding tax, and such Dissent Share shall thereupon be cancelled;
(b)	The authorized share structure of Almaden shall be reorganized and altered by
(i)	changing the identifying name of the issued and unissued Almaden Common Shares from "Common shares" to "Class A Common shares" and amending the special rights and restrictions attached to such shares to provide the holders thereof with two votes in respect of each share held, and

(ii)	creating a new class of shares without par value issuable in an unlimited number with the identifying name "Class B Common shares" having special rights and restrictions identical to those attaching to the Almaden Common Shares prior to the amendments described in paragraph (b)(i) above;

(c)	The issued and outstanding Spinco Common Shares shall be subdivided into that number of Spinco Common Shares (the "Subdivision") determined by the following formula:
A-B
where
A is the number of issued and outstanding Almaden Common Shares at that time (i.e., for greater certainty, excluding all Dissent Shares) multiplied by 0.6, and
B is the aggregate of all amounts each of which is a Fractional Share Amount in respect of an Almaden Shareholder (but, for greater certainty, excluding a Fractional Share Amount in respect of a Dissent Share), such that following the Subdivision, the number of issued and outstanding Spinco Common Shares shall be equal to the aggregate number of Spinco Common Shares distributable to the Almaden Shareholders on the Share Exchange having regard to the Round Down Provision;
(d)	Each holder of an Almaden Stock Option will dispose of and be deemed to dispose of the Almaden Stock Option and in consideration therefor will concurrently receive
(i)	one Almaden Replacement Stock Option having an exercise price equal to the product obtained by multiplying: (A) the exercise price of the Almaden Stock Option by (B) the quotient obtained by dividing the 5 Day VWAP of an Almaden Class B Common Share for the period beginning immediately after the conclusion of the Arrangement steps by the aggregate of the 5 Day VWAP of an Almaden Class B Common Share and the product of .6 multiplied by the 5 Day VWAP of a Spinco Common Share for that period, rounded to the nearest whole cent and subject to adjustment as set out below, and
(ii)	one Spinco Replacement Stock Option having an exercise price equal to the product obtained by multiplying: (A) the quotient obtained by dividing the exercise price of the Almaden Stock Option by .6; by (B) the quotient obtained by dividing the product of .6 multiplied by the 5 Day VWAP of a Spinco Common Share for the period beginning immediately after the conclusion of the Arrangement steps by the aggregate of the 5 Day VWAP of an Almaden Class B Common Share and the product of .6 multiplied by the 5 Day VWAP of a Spinco Common Share for that period, rounded to the nearest whole cent and subject to adjustment as set out below, and nothing more and all Almaden Stock Options will thereupon be cancelled (each such disposition, receipt, and cancellation, collectively, an "Option Exchange"), provided that the exercise prices of each Almaden Replacement Stock Option and each Spinco Replacement Stock Option issued pursuant to an Option Exchange shall be and be deemed to be automatically adjusted such that the aggregate In the Money Amounts thereof immediately after the Option Exchange does not exceed the In the Money Amount of the exchanged Almaden Stock Option determined immediately before the Option Exchange, with the intention that that subsection 7(1.4) of the Income Tax Act (Canada) will apply to each Option Exchange;

(e)	Each Almaden Warrant will be and be deemed to be exchanged for
(i)	one Almaden Replacement Warrant having an exercise price equal to the product obtained by multiplying: (A) the exercise price of the Almaden Warrant; by (B) by the quotient obtained by dividing the 5 Day VWAP of an Almaden Class B Common Share for the period beginning immediately after the conclusion of the Arrangement steps by the aggregate of the 5 Day VWAP of an Almaden Class B Common Share and the product of .6 multiplied by the 5 Day VWAP of a Spinco Common Share for that period, rounded to the nearest whole cent, and
(ii)	one Spinco Replacement Warrant having an exercise price equal to the product obtained by multiplying: (A) the quotient obtained by dividing the exercise price of the Almaden Warrant by .6; by (B) the quotient obtained by dividing the product of .6 multiplied by the 5 Day VWAP of a Spinco Common Share for the period beginning immediately after the conclusion of the Arrangement steps by the aggregate of the 5 Day VWAP of an Almaden Class B Common Share and the product of .6 multiplied by the 5 Day VWAP of a Spinco Common Share for that period, rounded to the nearest whole cent,
(each such exchange, a "Warrant Exchange"), and the Almaden Warrants will thereupon be cancelled;
(f)	Each Almaden Shareholder shall dispose of all of his, her or its Almaden Common Shares held to Almaden and in consideration therefor Almaden will issue or distribute to the Almaden Shareholder
(i)	the same number of Almaden Class B Common Shares, and
(ii)	that number of Spinco Common Shares equal to the product of the number of Almaden Common Shares held and 0.6, less the Fractional Share Amount, if any, in respect of that Almaden Shareholder (the "Share Exchange"), and, in respect thereof,
(iii)	the name of each Almaden Shareholder shall be removed from the central securities register for the Almaden Common Shares and added to the central securities register for the Almaden Class B Common Shares and the Spinco Common Shares as the holder of the number of Almaden Class B Common Shares and Spinco Common Shares, respectively, received pursuant to the Share Exchange,
(iv)	the Almaden Common Shares shall be cancelled and the capital in respect of such shares shall be reduced to nil, and
(v)	an amount equal to the capital of the Almaden Common Shares immediately before the Share Exchange less the aggregate fair market value of the Spinco Common Shares distributed on the Share Exchange shall be added to the capital in respect of the Almaden Class B Common Shares issued on the Share Exchange; and

(g)	The authorized share structure of Almaden shall be reorganized and altered by
(i)	eliminating the Almaden Common Shares from the authorized share structure of Almaden; and
(ii)	changing the identifying name of the issued and unissued Almaden Class B Common Shares from "Class B Common shares" to "Common shares".
2.3 No Fractional Shares
No fractional Spinco Common Shares shall be distributed by Almaden to an Almaden Shareholder on the Share Exchange. To the extent that Almaden would otherwise be required to distribute to an Almaden Shareholder on the Share Exchange an aggregate number of Spinco Common Shares that is not a round number, the number of Spinco Common Shares so distributed to the Almaden Shareholder shall be rounded down to the next lesser whole number of Spinco Common Shares (the "Round Down Provision") and the Almaden Shareholder shall not receive any compensation in respect thereof.
2.4 Completion Time Procedures
On or immediately prior to the Effective Date, Almaden shall deliver or arrange to be delivered to Computershare certificates representing the Spinco Common Shares required hereunder, which certificates shall be distributed to Almaden Shareholders in accordance with Article 4 hereof.
ARTICLE 3
DISSENT RIGHTS
3.1 Dissent Rights of Almaden Shareholders
(1)	Each registered Almaden Shareholder may exercise dissent rights ("Dissent Rights")in connection with the Arrangement with respect to the Almaden Shareholder's Almaden Common Shares pursuant to and in the manner set forth in the Interim Order, paragraph 238(l)(d) of the Business Corporations Act (British Columbia) and this Article, as the same may be modified by the Interim Order or the Final Order. Registered Almaden Shareholders who duly exercise such Dissent Rights and who:
(a)	are ultimately entitled to be paid fair value for their Dissent Shares shall be deemed notto have participated in the Share Exchange and such Dissent Shares shall be deemed to have been repurchased by Almaden for cancellation at the Effective Time in consideration for a debt-claim against Almaden to be paid the fair value of such Dissent Shares, which fair value shall be determined as of the close of business on the Business Day before the day on which the Final Order is made, and will not be entitled to any other payment or consideration, and the name of each such Dissenting Shareholder will thereupon be removed from the register of holders of Almaden Common Shares; or
(b)	are ultimately not entitled, for any reason, to be paid fair value for their Almaden Common Shares shall be deemed to have participated in the Plan of Arrangement on the same basis as any non-dissenting Almaden Shareholder as at and from the Effective Time and will be treated in the same manner as such a holder, on the basis set out in this Plan of Arrangement.
(2)	The aggregate of all amount paid to Almaden Shareholders by Almaden in respect of Dissent Shares in accordance with Subsection 3.1(l)(a) shall be deducted from the stated capital account maintained by Almaden for the Almaden Common Shares.

(3) The amount of any deemed dividend resulting from application of subsection 84(3) of the Income Tax Act (Canada) to the repurchase of Dissent Shares held by Dissenting Shareholders is hereby designated by Almaden as an Eligible Dividend.
(4) All payments made to a Dissenting Shareholder pursuant to this Article shall be subject to, and paid net of, all applicable withholding taxes.
3.2 General - Dissent Rights
For greater certainty, in addition to any other restrictions in section 238 of the Business Corporations Act (British Columbia), no person who has voted in favour of this Plan of Arrangement shall be entitled to dissent with respect to the Plan of Arrangement.

ARTICLE 4
DELIVERY OF SECURITIES
4.1 Delivery of Securities
Upon completion of the Plan of Arrangement, Almaden shall deliver to each Almaden Shareholder a certificate representing the Spinco Common Shares to which such holder is entitled to receive hereunder.

ARTICLE 5
AMENDMENTS
5.1 Amendments
Almaden, in its sole discretion, reserves the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is filed with the Court and, if made following the Meeting, approved by the Court.
5.2 Effectiveness of Amendments Made Prior to or at the Meeting
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Almaden at any time prior to or at the Meeting with or without any prior notice or communication, and if so proposed and accepted by the Almaden Shareholders voting at the Meeting, shall become part of this Plan of Arrangement for all purposes.
5.3 Effectiveness of Amendments Made Following the Meeting
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Almaden after the Meeting but prior to the Effective Time and any such amendment, modification or supplement whichis approved by the Court following the Meeting shall be effective andshall become part of the Plan of Arrangement for all purposes.